09 June 2000

                    PROFESSIONAL SERVICES and CONFIDENTIALITY
                                AGREEMENT between
                                   Lexon, Inc.
                                        &
                          DIAGNOSTIC ONCOLOGY CRO, Inc.




                                     PARTIES

The parties to this Professional Services and Confidentiality Agreement are Lexon, Inc. and its affiliates, subsidiaries and the like ("LEXON") located in Tulsa, Oklahoma, and DIAGNOSTIC ONCOLOGY CRO, Inc. ("DOCRO"), located in Seymour, Connecticut.



                                    PURPOSES

LEXON is engaged in the business of developing medical diagnostic products for distribution to the biotechnology, healthcare, medical diagnostic, medical device, and therapeutic industries, in particular, in vitro diagnostic assays for determining the presence of telomerase in the blood, other body fluids, and other specimen matrices of mammals.

DOCRO is engaged in providing technology assessment, technology development, and laboratory and clinical trial services to medical device developers, in particular, providing technology assessment and technology development services related to the development and commercialization of in vitro diagnostic assays for determining the amount of tumor markers or other analytes in the tissues, blood, other fluids, and other specimen matrices of mammals.

LEXON wishes to engage DOCRO to conduct a technology assessment and development program for LEXON's telomerase tumor marker technology. This program requires DOCRO to assess the current technical and clinical performance of the existing telomerase reagents as provided by Dr. H. E. Highsmith, University of Maryland, Baltimore, then for DOCRO to develop or procure purified telomerase antigens
(including various peptides and, if possible, native and recombinant protein, for known forms of telomerase protein/nucleic acid complex) expressed in humans and then to raise or procure a variety of monoclonal antibodies and polyclonal antibodies to these various antigens to determine if any telomerase antigen is overexpressed in the tissue, blood, other body fluids, and other specimen matrices from humans diagnosed with lung or other cancers when compared to similar specimens from apparently healthy, normal humans and



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from a variety of humans diagnosed with other non-malignant  diseases.  Further, if a telomerase antigen is determined by DOCRO to be overexpressed in malignant disease and not in non-malignant disease or apparently healthy normals and LEXON agrees, DOCRO shall develop an enzyme immunoassay for such telomerase antigen to confirm the results in the blood or other fluid specimen matrix of a statistically significant number (maximum of 400) patients.

In consideration of the mutual promises specified below, DOCRO offers to provide technology assessment and technology development professional services to LEXON in accordance with the terms and conditions of this Agreement, which LEXON accepts.




                                   DEFINITIONS

"Confidential & Proprietary Information" shall include any information owned by any party, as well as information developed by DOCRO in connection with services performed under this Agreement which shall be considered LEXON's confidential information, whether or not such information is in oral, written or other form, or was denominated or specifically identified as confidential when disclosed, observed or developed. Such information may include, but is not limited to commercial or technological plans, customer lists, discoveries, inventions, know-how, processes, software, suppliers, trade secrets, as well as any analytical chemical or biological specimens or prototypes.

"DOCRO" shall mean the entity identified in the PARTIES section, including any entities affiliated with DOCRO, including but not limited to DOCRO's employees, agents, officers or principals, and, its contractors.

"LEXON" shall mean the entity identified in the PARTIES section, including any entities affiliated with LEXON (or any purchaser of substantially all of LEXON's assets), including but not limited to LEXON's employees, agents, officers or principals, and, its contractors.

"PRODUCTS" shall mean LEXON's telomerase technology used for the assessment and/or development of an in vitro diagnostic assay to determine if any telomerase antigen is overexpressed in the tissue, blood, other body fluids, and other specimen matrices from humans diagnosed with lung or other cancers when compared to similar specimens from apparently healthy, normal humans and from a variety of humans diagnosed with other non-malignant diseases, including any native or recombinant telomerase protein or peptide antigen in any form, and antibody raised to any native or recombinant telomerase protein or peptide antigen.



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                              TERMS AND CONDITIONS


1.0   Services to be Provided by DOCRO

1.1. Technology Assessment - DOCRO shall assess for LEXON the current technical and clinical performance of the existing telomerase reagents as provided by LEXON and the inventor, Dr. H. E. Highsmith, University of Maryland, Baltimore.

1.2. Technology Development -DOCRO shall develop or procure purified telomerase antigens (including various peptides and, if possible, native and recombinant protein, for known forms of telomerase protein/nucleic acid complex) expressed in humans and then to raise or procure a variety of monoclonal antibodies and polyclonal antibodies to these various antigens to determine if any telomerase antigen is overexpressed in the tissue, blood, other body fluids, and other specimen matrices from humans diagnosed with lung or other cancers when compared to similar specimens from apparently healthy, normal humans and from a variety of humans diagnosed with other non-malignant diseases. Further, if a telomerase antigen is determined by DOCRO to be overexpressed in malignant disease and not in non-malignant disease or apparently healthy normals and LEXON agrees, DOCRO shall develop an enzyme immunoassay for such telomerase antigen to confirm the results in the blood or other fluid specimen matrix of a statistically significant number (maximum of 400) patients.

1.3. Analysis and Reports - DOCRO shall provide to LEXON an analysis and written report of the work performed with recommendations for the next steps to be taken by DOCRO conducted in Section 1.1. and Section 1.2. on a bi-weekly basis from the inception of the project. LEXON must provide written notification to DOCRO within forty-eight (48) hours of the issuance of the report if LEXON desires DOCRO not to perform the work that DOCRO recommends in the report. DOCRO shall provide to LEXON a written report summarizing DOCRO's findings and activities upon DOCRO's completion of the technology assessment portion of this Agreement and upon termination of this Agreement.

1.4. The parties agree that DOCRO shall provide LEXON with its services under this Agreement on a non-exclusive basis. Subject to the limitations of this Agreement, DOCRO and LEXON may provide or obtain consulting and advisory services to or from any third party.

1.5. Pursuant to the terms of this Agreement, DOCRO shall commence work immediately upon receipt of a fully executed original of this Agreement and the initial moneys set forth herein.


2.0 Term

2.1. The term of this Agreement shall commence on 09 June 2000, and shall continue for a duration of two (2) years, but after DOCRO's completion of the technology assessment portion of this Agreement may be terminated at will by LEXON giving thirty (30) days written notice to



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the other.  In the event of such  termination,  LEXON's sole obligation to DOCRO shall be to pay DOCRO any fees and expenses for services either (i) rendered by the date of termination including any and all non-refundable prepayments made by LEXON to DOCRO according to the terms of this Agreement or (ii) at least partially rendered and committed with respect to any case report from an investigator working for DOCRO.

2.2. The confidentiality provision of Section 4.0 of this Agreement shall be in force for a period of three (3) years from the effective date of this Agreement.


3.0 Compensation & Reimbursement

3.1. DOCRO shall be compensated by LEXON according to the terms of the attached schedule (see Attachment A. - Estimated Fees, Milestone and Payment Schedule) and this Section 3.0 for the conduct of the technology assessment and technology development professional services rendered by DOCRO under the provisions of this Agreement.

3.3. DOCRO shall be compensated by LEXON for the conduct of the technology assessment and technology development professional services in total of one million, eight hundred, fifty-eight thousand, nine hundred dollars (US $1,858,900.00). The first two (2) fully creditable and non-refundable payments to DOCRO totaling five hundred, fifty thousand dollars (US $550,000.00) as described in this section of the Agreement and in any attachment to this Agreement are made to DOCRO for the conduct of the technology assessment portion of this Agreement. The first payment to DOCRO shall be a fully creditable, non-refundable advance payment of two hundred, fifty thousand dollars (US $250,000.00) upon execution of this Agreement. The second payment to DOCRO shall be a fully creditable, non-refundable payment of three hundred thousand dollars (US $300,000.00) sixty (60) days after the date of execution of this contract. The basis for these amounts and the dates for additional payments to be made by LEXON to DOCRO are set forth in Attachment A. - Estimated Fees, Milestone and Payment Schedule. Such payments shall be made by wire transfer to DOCRO's bank account: People's Bank of Connecticut, Bridgeport, Connecticut - Bank Routing Number 221172186, Account Number 014-7006302. The aggregate amount of the two advance payments, five hundred, fifty thousand dollars (US $550,000.00), shall be subtracted from the total payment due to DOCRO hereunder.

3.3. DOCRO shall bill LEXON for the remaining balance of one million, three hundred eight thousand, nine hundred dollars (US $1,308,900.00) plus any additional expenses approved by LEXON and incurred as described in Attachment A.
- Estimated Fees, Milestone and Payment Schedule for services rendered on this contract shall be billed to LEXON according to Attachment A., such monies to be used by DOCRO for the assay development portion of this Agreement. LEXON shall reimburse DOCRO on a net fifteen (15) day basis, time commencing from submission to LEXON of invoice and statement of work completed or expenses incurred. If timely payment for invoiced fees is not made, in addition to other remedies, DOCRO may impose and LEXON shall pay, a late payment charge equal to one and one-half percent (1.5%) of the overdue amount each month.


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3.4.  DOCRO will notify  LEXON in writing  within five (5) working days from the effective  date if the estimated  fees and expenses for this project  exceed one
million,  eight  hundred,   fifty-eight  thousand,   nine  hundred  dollars  (US
$1,858,900.00) (Fee Cap), including expenses described in Attachment A. - Estimated Fees, Milestone and Payment Schedule, but not including additional expenses, in which case LEXON may terminate the Agreement. DOCRO shall provide LEXON a written Project Description & Estimate (PDE) describing the new aspects or tasks required to complete the project. The Fee Cap shall not include any fees or expenses applicable to any meeting with any person or group other than meetings with LEXON or with Dr. H.E. Highsmith to review work performed and planned related to the technology assessment and development of the telomerase tumor marker technology.

3.5. DOCRO shall not initiate any work the cost of which shall exceed the Fee Cap prior to obtaining LEXON's written approval of a PDE. A PDE shall describe the aspects of the project to be performed by DOCRO, including a description of the specific personnel and other resources needed to perform the new tasks of the project, the time or schedule needed to complete such tasks, and a proposed schedule for project related payments. The Fee Cap shall be increased by the amount of any approved PDE.

3.6. DOCRO shall ensure that all charges are allocated accurately to the activity or project for which such charges were incurred, and are supported by documents. The nature and purpose of all invoiced items shall be identified in the supporting documents.

3.7. DOCRO shall be paid for reasonable and necessary business expenses that are incurred by DOCRO in the course of performing the obligations of this Agreement as described in this Agreement. Such costs may include, (but are not limited to), the following: computer research; laboratory expenses; long distance telephone and telefacsimile charges; postage, printing and courier charges; and travel expenses, (including the cost of transportation, meals and lodging). LEXON shall compensate DOCRO fully for all travel and living expenses that are not described in Attachment A. but that either are agreed to by LEXON and are incurred for site visits to the premises of LEXON, any clinical investigator, any laboratory investigator, or any other location that may be requested or are required in order for DOCRO to fulfill its obligations described in this Agreement.

3.8. The cost to prepare or obtain any reagent, material, or product by a third party on behalf of DOCRO and LEXON shall be passed on to LEXON with an eighteen percent (18%) additional mark-up by DOCRO. However, any equipment, materials, consumables, or non-telomerase specific reagent paid for by LEXON shall become the property of DOCRO upon the termination of this AGREEMENT.



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4.0 Confidential & Proprietary Information

4.1.  DOCRO and LEXON hereby agree with respect to  Confidential  &  Proprietary
Information: (1) to maintain the confidentiality of any Confidential & Proprietary Information disclosed; (2) not to make any disclosure of proprietary or confidential information to any third party; (3) not to use Confidential & Proprietary Information except for the Purposes contemplated in this Agreement, unless such further use is specifically authorized in writing by the party who has title to the information; (4) to protect the other's Confidential & Proprietary Information whether in storage or in use, with the same degree of care as is exercised to protect its own against public disclosure (but in no case with any less degree than reasonable care); and (5) not to disclose Confidential & Proprietary Information to any personnel other than those for whom such knowledge is essential for the purposes contemplated in this Agreement, and such disclosure to them shall be made only under conditions of strict confidentiality.

4.2. The obligations in this Article shall not apply to Confidential & Proprietary Information that a party can show by previously existing documentation: (a) is in the public domain on the date of this Agreement; (b) comes into the public domain other than through that party's fault or negligence; (c) is obtained lawfully from a third party with full rights of disclosure; (d) was known already to that party at the date of receipt of the information pursuant to this Agreement; (e) becomes known independently to that party without making use of any of the other party's Confidential & Proprietary information.

4.3. If this Agreement expires or is terminated, then a receiving party shall promptly return all Confidential & Proprietary Information, together with all copies thereof, except for the retention of one copy for archival purposes. Upon a written request, the parties shall respectively provide an accounting for the disposition of all such documents or specimens, including a written certification attesting to return of all such confidential information. The parties shall return such items regardless of any claims against one another.

4.4. No party shall make any press release or other public announcement concerning the terms or execution of this Agreement without prior written consent of the other parties, which shall not be withheld unreasonably.

4.5. If a disclosure of Confidential & Proprietary Information prohibited by this Agreement is specifically required by law or by court order, any party will notify the other parties of such required disclosure and, if so requested, will execute all necessary documents and provide all reasonable assistance necessary to defend the other party's lawful right to prevent or limit such disclosure. The notifying party shall be entitled reasonable compensation for assisting in such a defense.


5.0 Warranties & Certifications

5.1. DOCRO warrants that it shall make its best efforts to evaluate and demonstrate that the



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telomerase  technology  performs  technically  and  clinically  as  claimed  and represented by LEXON and by Dr. H. E. Highsmith, University of Maryland, Baltimore. By 25 June 2000, LEXON shall deliver to DOCRO a document containing those claims and representations. However, DOCRO does not guarantee that the current telomerase reagents or assay as run in DOCRO's laboratory will meet or exceed the performance claims asserted by LEXON or by Dr. H. E. Highsmith.

5.2. DOCRO does not guarantee that the telomerase reagents and assay to be developed by DOCRO under the terms of this Agreement shall meet or exceed the claims of LEXON nor does DOCRO guarantee that the developed assay shall provide sufficient technical or clinical performance characteristics nor sufficient clinical sensitivity and specificity to warrant additional assay development or subsequent clinical trials, including any trial intended for submission to the U.S. Food and Drug Administration for LEXON to gain approval to market a telomerase assay in the United States of America.

5.3. DOCRO certifies that all of its employees, agents and contractors are bound by the provisions of this Agreement, that it has obtained written agreements from such employees and agents that are consistent with the provisions of
Section 4.0 of this Agreement, and that it will obtain written agreements from employees, agents and contractors who in the future will become associated with the project contemplated in this Agreement.

5.4. DOCRO represents and certifies that it and its employees and agents have all appropriate expertise, training, certifications, immunizations and equipment to safely and lawfully handle any materials, perform any laboratory tests, or enter into work areas which may be necessary for work performed under this Agreement.

5.5. LEXON certifies that all of its employees, agents and contractors are bound by the provisions of this Agreement, that it has obtained written agreements from such employees and agents that are consistent with the provisions of
Section 4.0 of this Agreement, and that it will obtain written agreements from employees, agents and contractors who in the future will become associated with the project contemplated in this Agreement.

5.6. LEXON warrants that no danger, hazard, or the like is known with respect to its PRODUCTS, other than those dangers known to be associated with infectious blood samples.

5.7. LEXON and DOCRO warrant that the signatories to this Agreement are authorized to execute this Agreement on behalf of the respective parties.


6.0   Modification of Agreement

6.1. No waiver or modification of this Agreement shall be valid, nor shall it be offered or received in evidence in any proceeding, arbitration or litigation between the parties arising out of or related to this Agreement, unless such waiver or modification is in writing signed by authorized representatives of both parties, particularly pointing out any provisions to be added, deleted, or modified.


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6.2. Unless  expressly  approved by the waiving party in accordance with Section
6.1., the failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's rights to subsequently enforce and compel strict compliance with every provision of the Agreement. No waiver (express or implied) by either party of any breach of this Agreement shall constitute a waiver of any other or subsequent breach.


7.0 Assignment

This Agreement shall be binding on and inure to the benefit of each party, its successors or assigns. No assignment shall be made by either party without the express written consent of the other party except that LEXON may assign this agreement to a purchaser of substantially all of the assets of LEXON.


8.0 Independent Contractor Status

8.1. It is expressly stipulated, agreed and understood between the parties that the business relationship between DOCRO and LEXON shall be that of independent contractors, and does not constitute a partnership, joint venture, agency or contract of employment.

8.2. No party shall have the authority to make any statements, representations or commitments of any kind, or to take any action that shall be binding on the other, except as provided for herein or authorized in writing by the parties to be bound.

8.3. DOCRO shall be responsible solely for provision of personnel, equipment, and supplies, and, subject to the terms of this Agreement, for payment of DOCRO's costs, suppliers, employees and contractors. In no case shall any party have the authority, or represent themselves as having the authority, to bind legally any other in contract, debt or otherwise.


9.0   Notice

9.1. Any notice required under this Agreement shall be deemed given only upon receipt of any letter or instrument sent by certified mail, return receipt requested, postage prepaid by the sender, by overnight courier or by personal delivery, unless prior notice is tenured by the sender that a signed telefaxed response followed by confirmation by mail will satisfy the terms of this provision.

If to DOCRO:                                   If to LEXON:
------------                                   ------------
Mr. Thomas F. Soriano                          Dr. Thomas R. Coughlin, Jr.
President and Chief Executive Officer          Medical Director
DIAGNOSTIC ONCOLOGY CRO, Inc.                  Lexon, Inc.
73 Cogwheel Lane                               8908 South Yale Avenue, Suite 409
Seymour, CT  06483                             Tulsa, OK  74137-3545


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9.3.  From  time to time  either  party,  by  written  notice  to the  other  in accordance with this Section 9.0, may designate different or alternative addresses or manners of delivery that shall become the effective or alternative addresses, or manner of delivery, for such party or project as so designated.


10.0   Entire Understanding

This Agreement contains the complete understanding between the parties as to conducting the technology assessment and technology development of the telomerase tumor marker technology, but shall not as of the date of execution of this Agreement, supersede the agreement between the parties dated 04 April 2000 and its extension dated 18 April 2000.


11.0   Severability

The terms of this Agreement are severable. If any term of this Agreement is held invalid or unenforceable, the valid and enforceable portion of such term and the remaining provisions of this Agreement will remain in full force and effect. The remaining contract shall be interpreted consistently with the intent of the parties with respect to the entire Agreement when the contract was executed.


12.0 Dispute Resolution

12.1. The parties agree that they will use their best efforts to resolve amicably any dispute arising out of or relating to this Agreement. Any controversy, claim or dispute that cannot be so resolved shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Any such arbitration shall be conducted in Connecticut. Within one (1) month after the commencement of the arbitration, each party shall select one person to act as arbitrator, and the two arbitrators so selected shall select a third arbitrator within one (1) month of their appointment. The Arbitration Period shall not exceed three (3) months. Each party shall bear its own costs and expenses and an equal share of the arbitrator's expenses and administrative fees of arbitration.

12.2. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without consideration of choice of law.



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13.0.  Headings

The headings contained in this Agreement are only for the convenience of the parties and are not to be construed as a substantive provision and will not in any manner affect the interpretation of this Agreement.


The parties execute this Agreement in accordance with all of the above terms and conditions.


For Lexon, Inc.:

By: /s/ THOMAS R. COUGHLIN                  Date: June 21, 2000
    ----------------------------                  --------------------
      Signature

      Thomas R. Coughlin, Jr., M.D.
      Medical Director



For DIAGNOSTIC ONCOLOGY CRO, Inc.:

By: /s/ THOMAS F. SORIANO                   Date: Friday, 09 June 2000
    ----------------------------                  --------------------
      Signature

      Thomas F. Soriano
      President and Chief Executive Officer


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ATTACHMENT A. - Estimated  Fees,  Milestones and Payment
Schedule - Lexon,  Inc. - Telomerase  Technology  Assessment and
Development Project


Work to be Performed by DOCRO


1. DOCRO shall assess the technical and clinical performance characteristics of the currently existing telomerase reagents (raw, partially purified, or purified telomerase peptides or proteins (native or recombinant) and any antibody thereto) provided to DOCRO by Dr. H.E. Highsmith, University of Maryland, Baltimore, LEXON, or other source to determine if any telomerase antigen is overexpressed in humans diagnosed with lung or other cancers when compared to humans diagnosed with a disease other than cancer or to apparently healthy, normal humans.

2. If one or more telomerase antigens meets the specifications in 1., above, DOCRO shall develop and/or refine telomerase antibody and antigen reagents with which DOCRO shall develop and then characterize a microtiter plate-based enzyme immunoassay to determine the amount of that particular telomerase antigen in the blood or other fluid matrix of human subjects.

3. DOCRO shall contract with, manage, oversee, and coordinate all other contractors and subcontractors who provide any material prepared or service required under the terms of this Agreement.

4. DOCRO shall provide to LEXON on a bi-weekly basis written reports of DOCRO's progress and recommendations for the next segment of work to be performed. LEXON must provide written notification to DOCRO within forty-eight (48) hours of the issuance of the report if LEXON desires DOCRO not to perform the work that DOCRO recommends in the report.

5. DOCRO shall provide to LEXON a written report summarizing DOCRO's findings and activities upon DOCRO's completion of the technology assessment portion of this Agreement and upon termination of this Agreement.



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


A. ESTIMATED Milestone and Payment Schedule:



                                                                                       ESTIMATED     MILESTONE Payment Made by Lexon
Milestone                                                                        Completion Date     and Received by DOCRO

1.  LEXON and DOCRO EXECUTE CONTRACT/First Payment                                  12 June 2000     US $  250,000.00

2.  DOCRO hires Frank Wilkinson, Ph.D. as Project Director                          14 June 2000

3.  Project Meeting with Dr. J.E. Highsmith to Launch Project                        16 Jun 2000

3.  Transfer of portion of telomerase peptides, proteins, and antibodies             25 Jun 2000
    from Dr. Highsmith's laboratory to DOCRO's laboratory

5.  Laboratory Work at DOCRO commences and continues through project                 25 Jun 2000
       a.  Adds first then second bench staff personnel                              17 Jul 2000
       b.  Interview and selection of contractor(s) for development and              17 Jul 2000
           Production of peptides and polyclonal and monoclonal antibodies
       c.  Initiate purification of native telomerase                                21 Jul 2000
       d.  Acquire fresh frozen tumor and clinical sample sets from                      ONGOING
           colorectal cancer patients
       e.  Characterize reagents produced by Dr. Highsmith or other source           12 Aug 2000     US $  300,000.00
           - chromatography, electrophoresis/blotting, etc.
       f.  Testing clinical sample sets (cancer, normal, benign)                         ONGOING
       g.  Initiate expression cloning of telomerase                                 14 Sep 2000

6.  DOCRO and contractor(s) prepare peptides for Mab and Pab contractor(s)           28 Jul 2000

7.  DOCRO completes selection and purification of native/recombinant                 30 Nov 2000
    telomerase proteins, ships sufficient quantities to Mab and Pab contractor(s)

8.  DOCRO receives first bleeds of Pab's to peptides; purify/test                    13 Oct 2000



                                  --12 of 14--




9.  DOCRO receives second bleeds of Pab's to peptides; purify/test                   03 Nov 2000     US $  400,000.00
    DOCRO receives first Mab's to peptides; purify/test

10. DOCRO receives third bleeds of Pabs to peptides; purify/test                     17 Nov 2000

11. DOCRO optimizes EIA sandwich assay using peptide antigen(s)                      26 Jan 2001     US $  400,000.00
    and antibodies thereto, then test clinical samples

11. DOCRO receives first bleeds of Pab's to proteins; purify/test                    09 Feb 2001

12. DOCRO receives second bleeds of Pab's to proteins; purify/test                   23 Feb 2001
    DOCRO receives first Mab's to proteins; purify/test

12. DOCRO optimizes EIA sandwich assay for the form of telomerase                    27 Apr 2001     US $  400,000.00
    antigen overexpressed in lung or other cancers cancer and tests clinical samples and compares results with those from EIA using peptide anitgens

12. DOCRO issues written report of findings and recommendations to LEXON             25 May 2001     US $  108,900.00

13. LEXON makes GO/NO GO decision                                                    29 June 2001
------------------------------------------------------------------------------------------------------------------------------------

                                                                  TOTAL                13 MONTHS     US $1,858,900.00




Comments:

Item 7. - This assumes the concentration of telomerase is greater than 50 microgram per gram of lung cancer tissue. If this minimum concentration is not achieved, this milestone will depend solely upon either peptide antigen or recombinant telomerase protein produced by/for DOCRO or Dr. H.E. Highsmith.

Item 12. - This milestone will be completed, most likely using peptide polyclonal antibodies.


                                  --13 of 14--

                         TELOMERASE Development Project

                        Lexon Telomerase Proposed Budget




CONFIDENTAL DETAILED INFORMATION




TOTAL - LABOR, LAB, AND MATERIALS - BILLABLE                   $ 1,858,900



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